UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

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[The following materials were sent to Career Education Corporation’s (“CEC”) employees by John M. Larson, Chairman, President and Chief Executive Officer of CEC, on or about May 12, 2006.]

JOHN M. LARSON

Chairman, President and

Chief Executive Officer

INTEROFFICE CORRESPONDENCE

Date:                May 12, 2006

To:                   All Employees

From:               Jack Larson

Subject:           Employee Update

Since we are now only a few days away from our annual stockholders meeting, and since I recognize that many of you have likely seen a number of media stories this week about our company, I thought I would share with you some thoughts and observations about the week now behind us, as well as the days ahead. I also wanted to let you know about  very good news that we received today.

Let me share the good news with you first. As covered in the attached press release, which has just been issued, the U. S. District Court for the Northern District of Illinois has dismissed McSparran v. Larson, et al, a shareholder derivative suit. This is just one more in a long string of legal victories and vindication for our company, and I am extremely pleased that the legal and regulatory clouds that have hung over us the past two years are rapidly lifting.

As I mentioned in my last letter to you, a proxy fight like the one we are now involved in with our dissident shareholder is not an easy process. It often can be very public and very disturbing. But our ability to put this all behind us, and then move on into the future, is vital. The priority for every one of us, whatever role we play, should be continued care of our students; continued dedication to the job at hand; and a strong and unwavering focus on the future.

Many of you probably saw this morning the letter our board of directors sent last night to our dissident shareholder (letter attached). Their purpose was to challenge Mr. Bostic to be more transparent and forthcoming and not to hide behind continued allegations about our company. It is frustrating for us all when he is able to get away with manipulation of the facts and innuendo. Our intent is to expose the truth, wherever possible, so that we can move without impediment into an increasingly bright tomorrow for our company.

In the meantime, even as these other events take place, I know that the process of education for our students continues uninterrupted. And we are all very grateful for the commitment of our educators and employees, even in difficult times. I promise you that this period will pass for us very soon. It is a privilege to work with you all, and I look forward to seeing many of you in the coming weeks.

Regards,

Jack Larson

FOR IMMEDIATE RELEASE

Contact:

Media:                                                                                                    Investor Relations:

Pattie Overstreet-Miller                                                                       Karen King

847/851-7351                                                                                         847/585-3899

www.careered.com                                                                               www.careered.com

Lynne Baker

847/851-7006

www.careered.com

Career Education Corporation Announces Dismissal of Shareholder Derivative Suit

HOFFMAN ESTATES, Ill., May 12, 2006 -- Career Education Corporation (NASDAQ:CECO) announced today that the United States District Court for the Northern District of Illinois has dismissed McSparran v. Larson, et al, a shareholder derivative action against the company and certain of its officers and directors. The court's order terminates this derivative litigation, first filed against the company in January 2004.

According to the court's opinion, the only specific allegations are "two instances of ex-employees making salacious claims that were repeated in a class action complaint and investigated by the SEC." The court held that "not every lawsuit means a board was negligent in its oversight and not every government investigation means a company's board must relinquish control over litigation on behalf of the corporation."

This latest legal victory follows significant legal and regulatory progress for the company in the past few months. The United States District Court for the Northern District of Illinois recently granted for a second time the company's motion to dismiss a class action against the company and certain of its current officers, holding that the plaintiffs once again failed to plead a violation of securities laws. The court gave the plaintiffs one last opportunity to file a third amended complaint, which was filed on May 1, 2006. As it has in the past, Career Education will continue to vigorously defend this lawsuit.

In early March 2006, a trial judge ruled that the California Bureau for Private Postsecondary and Vocational Education (the Bureau) improperly issued Career Education's Brooks Institute of Photography a Notice of Conditional Approval to Operate, and that the Notice is invalid.

Most significantly, the staff of the Midwest Regional Office of the Securities and Exchange Commission recently notified Career Education that it intends to recommend to the SEC that it terminate its investigation of the company and that no enforcement action be taken. Recommendations by the SEC staff do not constitute final action by the SEC, as the SEC thereafter makes its own determination as to whether to follow the recommendations of the SEC staff.

"The termination of the McSparran suit is additional evidence of the considerable progress we have made in addressing legal and regulatory issues," said Janice L. Block, Chief Legal Officer of Career Education. "We are committed to setting the record straight and putting these issues behind us, consistent with our commitment to and priority of growing the company's value for our students and our stockholders."

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master's, bachelor's, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education--their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company's website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.

FOR IMMEDIATE RELEASE

Contact:

Media:                                                                                                    Investor Relations:

Pattie Overstreet-Miller                                                                       Karen King

847/851-7351                                                                                         847/585-3899

www.careered.com                                                                               www.careered.com

Lynne Baker

847/851-7006

www.careered.com

Career Education Corporation Challenges Dissident With Critical Questions

HOFFMAN ESTATES, IL, MAY 12, 2006 – Career Education Corporation’s board of directors today sent a letter to the company’s dissident shareholder, Steven Bostic, challenging him to answer in the public domain questions related to his character, his competence, and his intentions regarding the company.  The content of that letter follows below.

May 12, 2006

AN OPEN LETTER TO STEVEN BOSTIC

In your proxy campaign to get yourself and your personal colleagues elected to the board of directors of Career Education, you have attacked the current management’s competence; made negative assertions about the Company’s business operations and corporate governance; and questioned what the Company is doing on behalf of its stockholders.  In doing so, we believe that you knew that this would create a negative environment surrounding the Company which would adversely influence the perceptions of the investment marketplace, regulators, and media.  Since you are willing to risk the effect that your false allegations would have on the Company and its stockholders, and at the same time ask Career Education’s stockholders to place their confidence in you and your slate, we challenge you to answer -- for the benefit of Career Education stockholders -- the following questions about your character, your competence and your real agenda:

1)       Why, under your leadership at the for-profit education company EduTrek International, did that company’s stock price drop dramatically from over $27 per share in April 1998, to 63 cents in November 1999 -- a decline of over 95 percent in stockholder value?

2)       How do you explain that EduTrek, which you and an investor group purchased for $38 million in 1996, went from having an annual net income of $4.6 million to a nine-month net loss of $5.5 million by the time it was sold to Career Education?

3)       How do you explain that under your leadership of EduTrek, according to its Form 10-K for 1999, the company failed to meet the financial responsibility standards of the U.S. Department of Education, thereby jeopardizing the Title IV eligibility of students?

4)       How do you explain your acquisition on December 2, 1999 -- the very day Career Education first called you to express interest in EduTrek -- of over one million shares of EduTrek common stock at 93 cents per share, enabling you to reap over $3 million when EduTrek was purchased by Career Education for $3.81 per share?

5)       How do you explain your acquisition on September 11, 2000 -- while negotiations for the sale of EduTrek were underway with Career Education -- of over 450,000 additional shares of EduTrek stock at $1.81 per share, producing a windfall to you of over $900,000 when the acquisition closed?

6)       How do you explain a corporate governance structure at EduTrek which enabled you, your ex-wife and your affiliates to have 93 percent of the voting power and therefore control of all EduTrek’s votes at the time of its merger with Career Education?  If you are so concerned with stockholder rights, why did EduTrek create a structure with two classes of stock -- Class A stockholders having one vote per share and Class B stockholders having ten votes per share -- with you as a Class B stockholder?

7)       You write in your proxy statement that “to [your] knowledge, from 1995 to 2001, American InterContinental University was not cited for, nor did it receive written notice of, non-compliance with SACS criteria.”  Were you unaware, as AIU’s then Chairman and CEO, of a letter from SACS dated January 6, 1997, which placed the university “on sanction,” citing it for non-compliance with earlier recommendations made by SACS?  Were you unaware of an additional letter dated January 8, 1999, addressed to you, in which the executive director of SACS warned the university about its opening of off-campus sites without the requisite accreditor approval?

8)       It is public knowledge that EduTrek received a “going concern” opinion from its accountants, Deloitte & Touche, while you were the company’s Chairman and CEO.  Why did it receive this opinion?

9)       You have been telling investors that you are precluded by a confidentiality obligation from informing them about discussions you had with Career Education before you mounted your proxy contest.  Will you waive the confidentiality provision and let the stockholders be fully informed as to these discussions?  Career Education would welcome an open discussion.

Since you are asking for their vote, the stockholders of Career Education deserve to know more about your history and your intentions.  Will you answer these questions?  Will you tell Career Education stockholders the truth about you and what you truly intend to do at and to Career Education?

Career Education urges its stockholders to VOTE for Career Education’s nominees for the board of directors by signing, dating and returning the WHITE proxy card in support of Career Education’s nominees.

The Career Education Board of Directors

/s/ John M. Larson	/s/ Leslie T. Thornton
John M. Larson	Leslie T. Thornton

/s/ Patrick K. Pesch	/s/ Patrick W. Gross
Patrick K. Pesch	Patrick W. Gross

/s/ Dennis H. Chookaszian	/s/ Thomas B. Lally
Dennis H. Chookaszian	Thomas B. Lally

/s/ Robert E. Dowdell	/s/ Steven H. Lesnik
Robert E. Dowdell	Steven H. Lesnik

/s/ Keith K. Ogata
Keith K. Ogata

IMPORTANT

PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF MR. BOSTIC’S BLUE PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HIM. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY BLUE PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY’S DIRECTOR NOMINEES.

Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If you shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclose WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor

New York, NY 10004

(888) 206-5970 (Toll Free)

________________________

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 100,000 students across the world in a variety of career-oriented disciplines.  The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally.  Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges.  The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.   The company's website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.

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